UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 19, 2009

Aon Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	1-7933	36-3051915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Street, Chicago, Illinois (Address of Principal Executive Offices)		60601 (Zip Code)

Registrant’s telephone number, including area code: (312) 381-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) (c)  On March 20, 2009, the Board of Directors of Aon Corporation (“Aon” or the “Company”) appointed Laurel Meissner, age 51, as the Company’s principal accounting officer.  Ms. Meissner will assume this role from Christa Davies, who will be continuing in her role as the Company’s Executive Vice President and Chief Financial Officer.  Ms. Meissner joined the Company on February 9, 2009 and will continue reporting to Ms. Davies as the Company’s Senior Vice President and Global Controller, positions to which Ms. Meissner was appointed as of March 2, 2009.

Prior to joining the Company in February 2009, Ms. Meissner had served from July 2008 through January 2009 as Senior Vice President, Finance, Chief Accounting Officer of Motorola, Inc., an international communications company (“Motorola”).  Ms. Meissner joined Motorola in 2000 as Director of Technical Accounting, served as its Vice President, Finance and Assistant Controller from November 2001 to August 2007, its Corporate Vice President, Finance and Assistant Controller from August 2007 to March 2008 and its Corporate Vice President, Finance, Chief Accounting Officer from March 2008 to July 2008.

(e)

Annual Incentive Awards for 2009 Performance.

On March 19, 2009, the Organization and Compensation Committee (the “Committee”) of the Board of Directors of Aon established budgeted pre-tax income from continuing operations as the corporate performance measure for 2009 under the Aon Senior Officer Incentive Compensation Plan, as amended and restated effective January 1, 2006, and as approved by stockholders in 2006 (the “Plan”).  The Committee designated each of Aon’s officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”) as eligible to participate in the Plan for 2009.  Under the Plan, no payout will occur unless a minimum threshold of 85% of planned pre-tax income from continuing operations has been met.

On March 19, 2009, the Committee also established the 2009 annual incentive targets for each of Aon’s Section 16 Officers.  Certain of the Company’s executive officers who will be named in the Summary Compensation Table for Fiscal Years 2008, 2007 and 2006 of Aon’s Proxy Statement for the 2009 Annual Meeting of Stockholders (the “Named Executive Officers”) were assigned a target incentive of 150% of base salary.  Those executive officers are Gregory C. Case, Christa Davies, Stephen P. McGill, Andrew M. Appel and Ted T. Devine.  Pursuant to the 2009 annual incentive program for Aon’s executive officers, a sub-plan to the Plan, each officer is eligible to receive up to the lesser of the $5 million incentive cap set forth in the Plan or 300% of his or her target incentive based on the achievement of specified performance targets.

Long-Term Incentives.

On March 19, 2009, the Committee approved performance-based long-term incentive awards to certain of the Named Executive Officers.  The awards for the Named Executive Officers and other eligible recipients were granted pursuant to the Leadership Performance Program, which the Committee approved and adopted on March 19, 2009 as a sub-plan of the Plan.  The Leadership Performance Program is part of Aon’s broad-based stock award strategy that is intended to drive the overall success of Aon while encouraging employee retention.

Of each Leadership Performance Program award, 80% represents performance share units that will be earned and settled in Aon common stock based upon Aon’s performance relative to a cumulative earnings per share target over the period beginning January 1, 2009 and ending December 31, 2011 (the “Performance Period”).  The total performance score can range from a minimum of 0% to a maximum of 200% of target.  The Committee has the discretion to adjust Aon’s performance results or the target to take into account extraordinary or unusual items occurring during the Performance Period.  The nominal value of the awards was determined by the Committee, and the number of target performance share units was calculated as of the date of grant based upon the fair market value of Aon common stock as of such date.  Upon completion of the Performance Period, an award will be determined and settled in Aon common stock.

The remaining 20% of each Leadership Performance Program award is an option to purchase shares of Aon common stock that will vest pro-rata over the Performance Period.  The options for each Named Executive Officer (other than Mr. Case) and other eligible recipients were granted effective March 19, 2009.  The options for Mr. Case were granted effective March 20, 2009.  The number of stock options was determined by dividing the dollar value of the award apportioned to stock options (i.e. 20% of the nominal award value) by the fair market value of a share of Aon common stock on the grant date and multiplying the resulting number by three, which is consistent with a conservative Black-Scholes valuation.

The Named Executive Officers were awarded the following number of target performance share units and stock options:

Name	Target Performance Share Units	Stock Options
Gregory C. Case(1)	143,443	107,582
Christa Davies	46,237	34,678
Stephen P. McGill	61,650	46,237
Andrew M. Appel	30,825	23,119
Ted T. Devine	61,650	46,237

(1)                                  As consideration for his participation in the Leadership Performance Program, Mr. Case waived his entitlement for each year of the Performance Period to an annual option grant valued not less than $1,800,000 that would otherwise be payable pursuant to his employment agreement, dated April 4, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon CORPORATION

	By:	/s/ Richard E. Barry
Richard E. Barry Vice President and Deputy General Counsel

Date: March 25, 2009